AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 23, 2000

                                           REGISTRATION STATEMENT NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                                NORTHEAST BANCORP
              ----------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           MAINE                                               01-0425066
-------------------------------                            -------------------
(STATE OR OTHER JURISDICTION OF                             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)

                                232 CENTER STREET
                               AUBURN, MAINE 04210
                                 (207) 777-6411
           ------------------------------------------------------------
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                         ------------------------------

                          JAMES D. DELAMATER, PRESIDENT
                                NORTHEAST BANCORP
                                232 CENTER STREET
                               AUBURN, MAINE 04210
                                 (207) 777-6411
          ------------------------------------------------------------
                     (NAME, ADDRESS, INCLUDING ZIP CODE, AND
          TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                         ------------------------------
                                    COPY TO:
                             RICHARD A. DENMON, ESQ.
                        CARLTON, FIELDS, WARD, EMMANUEL,
                              SMITH & CUTLER, P.A.
                       777 SOUTH HARBOUR ISLAND BOULEVARD
                              TAMPA, FLORIDA 33602
                         ------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the only securities being registered on this form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________.

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE
================================ ==================== ================= =============== ================
                                                          PROPOSED         PROPOSED
   TITLE OF EACH CLASS OF           AMOUNT TO BE          MAXIMUM          MAXIMUM         AMOUNT OF
 SECURITIES TO BE REGISTERED         REGISTERED        OFFERING PRICE     AGGREGATE      REGISTRATION
                                                       PER SHARE (1)       OFFERING           FEE
                                                                          PRICE (1)
-------------------------------- -------------------- ----------------- --------------- ----------------
Common Stock, $1.00 par value          343,813             $8.875         $3,051,340         $806
================================ ==================== ================= =============== ================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based upon the average of the high and low prices of Northeast Bancorp's common stock reported on the American Stock Exchange on February 17, 2000 of $8.875 per share.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                              SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS, DATED FEBRUARY 23, 2000

PROSPECTUS

                                 343,813 SHARES

                                NORTHEAST BANCORP

                                  COMMON STOCK

                         ------------------------------

     The selling stockholders listed on page 9 of this prospectus are offering for sale an aggregate of 343,813 shares of Northeast Bancorp common stock. The selling stockholders may offer and sell the common stock from time to time in transactions on the American Stock Exchange, in negotiated transactions or otherwise, at fixed prices prevailing at the time of sale, at negotiated prices, or by any other legally available means. The registration of the common stock does not necessarily mean that any of the shares will be offered or sold by the selling stockholders.

     The selling stockholders will receive all of the net proceeds from the sale of the common stock and will pay all costs, expenses, and fees, incurred in connection with the registration and sale of the common stock, including all underwriting discounts and selling commissions, if any, applicable to any such sale. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

     Our common stock is listed on the American Stock Exchange and traded under the symbol "NBN." On February ___, 2000 the last reported sale price of the common stock was $____ per share.

     Our principal executive offices are located at 232 Center Street, Auburn, Maine 04210, and our telephone number is (207) 777-6411.

                         ------------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     NONE OF THE SECURITIES OFFERED BY THIS PROSPECTUS ARE DEPOSITS OR SAVINGS ACCOUNTS OF A BANK, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                THE DATE OF THIS PROSPECTUS IS _________ __, 2000

[Red Herring Language to be Inserted on Prospectus Cover Page]

The information in this prospectus is not complete and may be changed. These securities may not be sold by the selling stockholders until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

                                                                     PAGE

About this Prospectus................................................. 2
A Note About Forward-Looking Statements............................... 2
Risk Factors.......................................................... 4
Northeast Bancorp..................................................... 7
Use of Proceeds....................................................... 9
Selling Stockholders.................................................. 9
Plan of Distribution................................................. 10
Legal Matters........................................................ 11
Experts.............................................................. 11
Where You Can Find More Information.................................. 11
Documents Incorporated by Reference.................................. 11


                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, the selling stockholders may sell the securities described in this prospectus in one or more offerings from time to time in accordance with the "Plan of Distribution" found on page 10 of this prospectus. This prospectus provides you with a description of the securities the selling stockholders may offer.

     You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock. In this prospectus, "we," "us" or "our" refers to Northeast Bancorp and its consolidated subsidiaries unless otherwise stated or the context otherwise requires.

                     A NOTE ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as statements relating to our financial condition, results of operations, plans, objectives, future performance and business operations. These statements relate to expectations concerning matters that are not historical fact. These forward-looking statements are typically identified by words or phrases such as "believes", "expects", "anticipates", "plans", "estimates", "approximately", "intend", and other similar words and phrases, or future or conditional verbs such as "will", "should", "would", "could", and "may". These forward-looking statements are based largely on our expectations and involve inherent risks and uncertainties. Although we believe our expectations are based on reasonable assumptions, a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Some factors include those described under "Risk Factors" and the following:

     o general economic conditions, either nationally or in Maine, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a decreased demand for our services and products;

     o changes in the interest rate environment which could reduce our margins and increase defaults in our loan portfolio;

     o a significant increase in competitive pressures in the banking or financial services industry;

     o changes in political conditions or in the legislative or regulatory environment which adversely affect the businesses in which we will be engaged or limit the payment of dividends by us or the Bank;

     o   changes occurring in consumer spending, saving, and borrowing habits;

     o changes in accounting policies and practices, as may be adopted by regulatory agencies as well as the Financial Accounting Standards Board;

     o   changes in technology and challenges associated with Year 2000 issues;

     o   changes in trade, tax, monetary or fiscal policies; and

     o money market and monetary fluctuations, and changes in inflation and in the securities markets.

        Many of these factors are beyond our control and you should read carefully the factors described in the "Risk Factors" section beginning on page 4 of this prospectus.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY REVIEW AND CONSIDER THE RISKS DESCRIBED BELOW TOGETHER WITH ALL THE OTHER INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE YOU DECIDE TO PURCHASE THE COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING NORTHEAST BANCORP. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US AND THAT WE CURRENTLY DEEM TO BE IMMATERIAL MAY IMPAIR OUR BUSINESS AND OPERATIONS. TO THE EXTENT ANY OF THE INFORMATION CONTAINED IN THIS PROSPECTUS CONSTITUTES FORWARD-LOOKING INFORMATION, THE RISK FACTORS SET FORTH BELOW ARE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS THAT COULD CAUSE NORTHEAST BANCORP'S ACTUAL RESULTS FOR VARIOUS FINANCIAL REPORTING PERIODS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS MADE BY OR ON BEHALF OF NORTHEAST BANCORP.

     IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

CHANGES IN MARKET INTEREST RATES MAY ADVERSELY AFFECT OUR PERFORMANCE.

     Most of our assets and liabilities are monetary in nature and subject us to significant risks from changes in interest rates. Changes in interest rates can impact our net interest income as well as the valuation of our assets and liabilities.

     Our profitability depends to a large extent on our net interest income. Net interest income is the difference between:

     o interest income on interest-earning assets, such as loans and investments, and

     o interest expense on interest-bearing liabilities, such as deposits, borrowings, and other sources of funds.

     This difference is referred to as the interest rate spread. Like most financial institutions, our results of operations are largely impacted by changes in interest rates and our ability to manage interest rate risks. Changes in market interest rates, or changes in the relationships between short-term and long-term market interest rates, or changes in the relationships between different interest rate indices, can affect the interest rates charged on interest-earning assets differently than the interest rates paid on interest-bearing liabilities. This difference could result in an increase in interest expense relative to interest income, or a decrease in our interest rate spread. In recent years, interest rate spreads at financial institutions, including ours, have narrowed due to changing market conditions and competitive pricing pressures.

     We cannot predict or control changes in interest rates. Regional and local economic conditions and policies of regulatory authorities, including the monetary policies of the Federal Reserve Board, affect interest rates and influence interest rate spreads. While we continually take measures to mitigate the impact of changes in market interest rates, we cannot assure you that we will be successful. Despite our strategies to manage interest rate risks, changes in interest rates can still have a material adverse impact on our profitability.

OUR CONCENTRATION IN REAL ESTATE LOANS COULD ADVERSELY AFFECT OUR PERFORMANCE.

     Based on the composition of our loan portfolio and the nature of our assets, a decline in the real estate markets in which we conduct our business or in the economy generally could have a material adverse affect on our operations. At June 30, 1999, approximately 58% of the loans in our loan portfolio were secured by mortgages on 1 - 4 family residential real estate. Furthermore, approximately 73% of the principal amount of such loans were secured by properties located in the State of Maine. Additionally, the Bank has originated home equity and mobile home consumer loans, most of which relate to mobile homes and properties also located in the State of Maine. A decline in the real estate market could have an adverse impact on the ability of our mortgage lending operations to make loans, and a decline in real estate values in Maine may increase the risk of loan defaults.

     In addition, at June 30, 1999, approximately 17% of the principal amount of our loans were secured by commercial real estate. Commercial real estate loans generally present a higher level of risk than loans secured by one-to-four family residences due to the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on commercial properties, and the increased difficulty of evaluating and monitoring these types of loans. Typically, the repayment of loans secured by commercial real estate is dependent on the successful operation of the related business activities. A decline in general economic conditions increases the possibility of business failures and the incurrence of defaults on commercial real estate loans.

OUR ALLOWANCE FOR LOAN LOSSES MAY NOT BE ADEQUATE TO COVER ACTUAL LOAN LOSSES.

     As a lender, we are exposed to the risk that our customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans may not be sufficient to assure repayment. Credit losses are inherent in the business of making loans and could have a material adverse effect on our operating results. Our credit risk with respect to our real estate and construction loan portfolio relates principally to the creditworthiness of individuals and the value of the real estate serving as security for the repayment of loans. Our credit risk with respect to our commercial and consumer loan portfolio relates principally to the general creditworthiness of businesses and individuals within our local markets.

     We make various assumptions and judgments about the collectability of our loan portfolio and provide an allowance for potential loan losses based on a number of factors. If our assumptions or judgments are wrong, our allowance for loan losses may not be sufficient to cover our actual loan losses. Further, we may have to increase our allowance in the future to adjust for changing conditions and assumptions or as a result of any deterioration in the quality of our loan portfolio. Material additions to our allowance for loan losses would decrease our net income. This could adversely affect the ability of the Bank to pay us dividends which will be used by us to make payments under the junior subordinated debentures.

CHANGES IN LOCAL ECONOMIC CONDITIONS COULD ADVERSELY AFFECT OUR LOAN PORTFOLIO.

     Our success depends to a certain extent upon general economic conditions and the geographic markets that we serve. Unlike larger banks that are more geographically diversified, we provide banking and financial services primarily to customers located throughout the western, central, and mid-coastal regions of the State of Maine, where our banking facilities are located. The ability of our customers to repay their loans will be impacted by the local economic conditions. If the State of Maine should experience a recession for a prolonged period of time, we would likely experience significant increases in nonperforming loans which could lead to operating losses, impaired liquidity, and eroding capital.

THE GROWTH IN OUR CONSUMER LOAN PORTFOLIO SUBJECTS US TO GREATER CREDIT RISK AND A HIGHER LEVEL OF CHARGE-OFFS.

     During the past several years we have experienced significant growth in our consumer loan portfolio. A significant amount of these loans were indirect automobile loans. Indirect automobile loans are those that are originated by the automobile dealers rather than directly by us. Consumer loans, especially indirect automobile loans, carry more credit risk than other types of loans, such as residential real estate or home equity loans. They generally result in a higher level of charge-offs than other types of loans. Charge-offs are amounts of loans written off as uncollectible. These adversely affect our results of operations and an increase in charge-offs could cause us to increase our loan loss allowance.

WE MAY INCUR SIGNIFICANT COSTS IF WE FORECLOSE ON ENVIRONMENTALLY CONTAMINATED REAL ESTATE.

     If we foreclose on a defaulted mortgage loan to recover our investment in the mortgage loan, then we may be exposed to environmental liabilities in connection with the underlying property. These liabilities could exceed the fair value of the real property. It also is possible that hazardous substances or wastes, contaminants, pollutants, or their sources, as defined by state and federal laws and regulations, may be discovered on properties during our ownership or after they are sold to a third party. If they are discovered on a property that we have acquired through foreclosure or otherwise, we may be required to remove those substances and clean up the property. We may have to pay for the entire cost of any removal and clean up without the contribution of any other third parties. These costs also may exceed the fair value of the property. We also may be liable to tenants and other users of neighboring properties. Further, we may find it difficult or impossible to sell the property before or following any clean-up. These events may have a material adverse impact on our results of operations and our ability to make payments under the junior subordinated debentures.

WE NEED TO STAY CURRENT ON TECHNOLOGICAL CHANGES IN ORDER TO COMPETE AND MEET CUSTOMER DEMANDS.

     The financial services market, including banking services, is undergoing rapid changes with frequent introductions of new technology-driven products and services. These technological advances include developments in telecommunications, data processing, computers, automation, Internet-based banking, telebanking, debit cards, and so-called "smart" cards. In addition to better serving customers, the effective use of technology increases efficiency and enables banks to reduce costs. Our ability to compete successfully in the future will depend on whether we can anticipate and respond to technological changes. To be competitive, we may need to spend significant amounts of money on the development of these and other technologies, additional computer hardware and software, and for technical personnel. Many of our competitors have substantially greater resources to invest in technology improvements. Although we will continually invest in new technology, we cannot assure you that we will have sufficient resources or access to the necessary proprietary technology to remain competitive or that we will be able to successfully implement or market any new technology-driven products and services.

THE BANKING BUSINESS IS HIGHLY COMPETITIVE.

     Our profitability depends on our ability to compete in our market areas. We operate in a highly competitive environment. In the markets in which we operate, we face competition from other savings and loan associations, commercial banks, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, and other financial intermediaries that offer similar services. Many of these competitors have significantly greater resources and lending limits and may offer certain services that our subsidiaries do not currently provide. In addition, some of our nonbank competitors are not subject to the same extensive regulations that govern both us and the Bank.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION WHICH COULD HAVE AN ADVERSE IMPACT ON OUR OPERATIONS AND THE BANK'S ABILITY TO PAY DIVIDENDS.

     The banking industry is extensively regulated and supervised under both federal and state law. We are subject to the regulation and supervision of the Office of Thrift Supervision and by the State of Maine Bureau of Banking. The Bank is subject to regulation and examination by the OTS and the FDIC. These regulations are intended primarily to protect depositors and the FDIC, not our creditors or stockholders. These regulations can sometimes impose significant limitations on our operations. Northeast Bancorp and the Bank are subject to changes in federal and state law, as well as regulation and governmental policies, income tax laws, and accounting principles. Regulations affecting banks are undergoing continuous change, and the ultimate effect of such changes cannot be predicted. Regulations and laws may be modified at any time, and new legislation enacted that will affect us and our subsidiaries. We cannot assure you that such modifications or new laws will not adversely affect us.

     Our principal source of funds is cash dividends from the Bank. The payment of dividends by the Bank is subject to regulatory restrictions, including those imposed by the OTS. The capital level of the Bank and its supervisory status with the OTS, as well as its net income and capital surplus levels, will determine the level of distributions that the Bank is permitted to make to us under OTS regulations. Under current OTS regulations, at June 30, 1999, the Bank could pay approximately $1.8 million in dividends to us so long as the Bank sends prior notification to the OTS. We cannot assure you that the Bank will continue to satisfy the necessary capital requirements or that its net income or capital surplus will be sufficient in the future to permit the payment of dividends to us.

THE LOSS OF CERTAIN KEY PERSONNEL COULD ADVERSELY AFFECT OUR OPERATIONS.

     Our success depends on the retention of our key senior executive officers, including Mr. James D. Delamater, our President and Chief Executive Officer. We would likely undergo a difficult transition period if we should lose the services of any or all of these individuals. In recognition of this risk, we own and are the beneficiary of an insurance policy on the life of Mr. Delamater providing benefits of $400,000. However, none of the key members of management have a written employment agreement with us or the Bank.

PROVISIONS IN OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DISCOURAGE ACQUISITION PROPOSALS.

     Our Articles of Incorporation and Bylaws contain certain provisions that could discourage potential acquisition proposals, or delay or prevent an attempted acquisition or change of control by us. Among other things, these provisions (i) establish: (a) certain supermajority voting requirements for certain business combinations not approved by at least two-thirds of the directors who are not affiliated with or stockholders of, the acquiring party and (b) certain fair price provisions to be satisfied in connection with a business combination, (ii) establish a supermajority voting requirement as a condition to stockholder action to make certain amendments to our Articles of Incorporation or Bylaws, (iii) establish certain advance notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at an annual meeting of stockholders (iv) restrict the ability of stockholders to act by less than unanimous written consent in lieu of a meeting, and (v) establish a supermajority voting requirement to remove a director without cause. Our Articles of Incorporation authorize our board of directors to issue shares of preferred stock without stockholder approval and upon such terms as the board of directors may determine. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings, and other corporate purposes, also could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a controlling interest in us.

                                NORTHEAST BANCORP

GENERAL

     Northeast Bancorp is a unitary savings and loan holding company, incorporated under the laws of the State of Maine in 1987. Northeast Bancorp, through its principal subsidiary Northeast Bank, F.S.B., is a full service financial institution able to deliver a broad array of financial services and products to our customers. Through the Bank, we originate residential real estate loans, commercial real estate and business loans, and consumer loans, primarily in the State of Maine. We also purchase wholesale residential loans from third parties and make other permitted investments. Our Bank's trust department offers trust services, including administration of retirement plans such as profit sharing, pension, and 401(k) plans. Further, financial planning, investment, and insurance products are provided to customers by Northeast Financial Services Corporation, a subsidiary of the Bank. In this regard, Northeast Financial Services Corporation provides brokerage services to our customers through an arrangement with Commonwealth Equity Services, Inc., a New York securities firm, and uses relationships with several insurance companies and agencies in order to provide access to a full range of insurance products for our customers. We serve our customers from 12 full service retail banking branches located in Auburn, Lewiston, Augusta, Bethel, Harrison, South Paris, Buckfield, Mechanic Falls, Brunswick, Richmond and Lisbon Falls, Maine. The Bank also maintains a facility in Falmouth, Maine from which it accepts loan applications and offers investment, insurance, and financial planning products. As of December 31, 1999, we had total consolidated assets of approximately $415.8 million, deposits of $238.7 million, and stockholders' equity of $27.5 million.

     The Bank:

     o is a federally-chartered savings bank and is subject to examination and comprehensive regulation by the Office of Thrift Supervision;

     o   is a member of the Federal Home Loan Bank of Boston;

     o has deposits which are insured by the Federal Deposit Insurance Corporation to the extent permitted by law;

     o was formerly known as Bethel Savings Bank F.S.B. and was originally organized in 1872 as a Maine-chartered mutual savings bank; and

     o converted into a federal savings bank in fiscal 1984, and in 1987 restructured into a stock form of ownership.

In 1991 we purchased Brunswick Federal Savings, F.A. and in 1996 merged Bethel and Brunswick. Bethel was the surviving savings bank and its name was changed to Northeast Bank, F.S.B.

     The Bank currently offers its customers access to a broad range of financial services and products including: (a) real estate, commercial, and consumer loans, (b) deposit and investment services, (c) trust services, (d) debit cards, (e) electronic transfer services, and (f) other related products. In addition, through relationships and arrangements developed by us, we are able to provide our customers with access to insurance products, brokerage services, and ATMs. Historically, the Bank has served primarily as a residential mortgage lender and its business has mainly consisted of attracting deposits from the general public through its retail banking offices and utilizing those funds primarily for loans. In particular, the Bank has applied these funds to originate, retain, service, invest in, and sell first mortgage loans on single and multi-family residential real estate. In recent years, the Bank has expanded its efforts in the consumer, small business, home equity, and commercial lending areas, including indirect lending through local automobile dealerships.

STRATEGY

     Northeast Bancorp's overall strategy is to increase the core earnings of the Bank by developing stronger interest margins, improving non-interest fee income, and increasing the volume of banking products and services through the expansion of the Bank's market areas. To this end, the Bank seeks to be an all-inclusive financial center able to provide its customers with nearly every financial service and product that they may require. Specifically, the Bank provides personalized financial planning services to assist its clients in assessing their financial needs. After determining the customers' financial needs, we provide the financial products or services which most beneficially meet those needs. We believe that the ability to provide such personalized service and advice will be one of the primary bases on which financial institutions will compete for business in the future. As a result, over the past few years the Bank has invested a substantial amount of resources in developing its ability to offer a high level of personalized service with an emphasis on financial planning and delivery of financial advisory services responsive to a broad range of customer needs.

     We believe that our emphasis on personalized financial planning and advice, together with the local character of the Bank's business and its "community bank" management philosophy will allow it to continue to compete effectively in its market area. The Bank's community bank approach provides its customers at each branch location with:

     o   local decision-making authority,

     o employees who are familiar with the customers' needs, their business environment, and competitive demands, and

     o employees who are able to develop and customize personalized financial solutions to the customer's needs on a turn-key basis.

     We believe that our strategy of providing "one-stop shopping" for our customers' financial needs, together with our community bank approach, will continue to foster the development of profitable long-term banking relationships between the Bank and its customers.

                                 USE OF PROCEEDS

     The selling stockholders will receive all of the net proceeds from the sale of the common stock offered by this prospectus. None of the proceeds will be available for our use or benefit.

                              SELLING STOCKHOLDERS

     We are registering all 343,813 shares of common stock covered by this prospectus on behalf of the selling stockholders named in the following table.

     The table below lists the following information: (a) identity of the selling stockholders, (b) number of shares of common stock owned beneficially by each of the selling stockholders on February __, 2000, (c) number of shares of common stock subject to sale by the selling stockholders pursuant to this prospectus, and (d) number of shares of common stock that would be owned by the selling stockholders assuming the sale of all shares of common stock registered by this registration statement and no other transactions in the common stock by the selling stockholders. There can be no assurance that any shares of common stock will be sold pursuant to this prospectus.

                                BENEFICIAL OWNERSHIP                                 BENEFICIAL OWNERSHIP
                                 AT FEBRUARY , 1999                                   AFTER THE OFFERING
                               -----------------------       TOTAL NUMBER OF        ----------------------
    NAME OF                    NUMBER OF    PERCENTAGE      SHARES TO BE SOLD       NUMBER OF  PERCENTAGE
SELLING STOCKHOLDER            SHARES (1)  OF CLASS (2)      IN THE OFFERING        SHARES (1) OF CLASS (2)
                               ------------------------     -----------------       -----------------------
Square Lake Holding
Corporation.................    341,488        ____%              341,488                0         *

Blue Chip Investments, Inc..      2,325        ____%                2,325                0         *

-------------
*   less than 1%
(1) In accordance with Rule 13d-3 promulgated pursuant to the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner of a security for purposes of the rule if he or she has or shares voting power or dispositive power with respect to such security or has the right to acquire such ownership within sixty days. As used herein, "voting power" is the power to vote or direct the voting of shares, and "dispositive power" is the power to dispose or direct the disposition of shares, irrespective of any economic interest therein.
(2) In calculating the percentage ownership for a given individual or group, the number of shares of common stock outstanding includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within sixty days held by such individual or group, but are not deemed outstanding for any other person or group.

     Square Lake Holding Corporation a Maine corporation, is a wholly-owned subsidiary of a New Brunswick corporation which, in turn, is wholly-owned by Ronald J. Goguen. Blue Chip Investments, Inc., a New Brunswick corporation, also is wholly-owned by Mr. Goguen. Accordingly, Mr. Goguen will benefit indirectly from any sale of the common stock by the selling stockholders. Mr. Goguen is and has been a director of Northeast Bancorp and Northeast Bank since 1990. Following the offer and sale of the common stock by the selling stockholders identified in the table above, Mr. Goguen's beneficial ownership in Northeast Bancorp common stock will be limited to 1,000 shares of common stock which may be acquired by him pursuant to currently exercisable options.


                              PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the selling stockholders or its pledgees, donees, transferees or other successors in interest. The selling stockholders will pay for all costs, expenses, and fees in connection with the registration and sale of the common stock, including all selling discounts and commissions, if any. All or part of the common stock offered by this prospectus may be sold from time to time by the selling stockholders or its pledgees, donees, transferees or other successors in interest, in transactions on the American Stock Exchange, or such other exchange on which the common stock may from time to time be traded or otherwise, at market prices or negotiated prices. The selling stockholders may sell shares in any one or combination of the following:

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     o   an exchange distribution in accordance with the rules of such exchange;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o   privately negotiated transactions; and

     o a cross or block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction.

     The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out short positions. The selling stockholders may enter into option or other transactions with the broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the loaned shares, or upon default the broker-dealer may sell the pledged shares under this prospectus.

     The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided the selling stockholders meet the criteria and conform to the requirements of such rule.

     In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the common stock. The selling stockholders and any broker-dealer or agents that participate with the selling stockholders in sales of the common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, if the selling stockholders are deemed to be underwriters, the anti-manipulative provisions of Registration M promulgated under the Securities Exchange Act of 1934 may apply to their sales. The selling stockholders have advised us that they have not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of common stock by the selling stockholders.

     If any selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required by Rule 424 under the Securities Act, setting forth:

     o the name of each of the selling stockholders and the participating broker-dealers;

     o   the number of shares involved;

     o   the price at which the shares were sold;

     o the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

     o a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     o   any other fact material to the transaction.


                                  LEGAL MATTERS

     The validity of the shares of common stock offered pursuant to this prospectus has been passed upon for Northeast Bancorp by Carlton, Fields, Ward, Emmanuel, Smith & Cutler, P.A.

                                     EXPERTS

     The consolidated financial statements of Northeast Bancorp appearing in Northeast Bancorp's Annual Report on Form 10-K for the fiscal year ended June 30, 1999 have been audited by Baker Newman & Noyes Limited Liability Company, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Our financial statements are incorporated herein by reference in reliance on Baker Newman & Noyes Limited Liability Company's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     Northeast Bancorp is subject to the reporting requirements of the Securities Exchange Act of 1934 and, as a result, Northeast Bancorp files annual and quarterly reports, proxy statements, and other information with the Securities and Exchange Commission. You may read, without charge, or copy, at prescribed rates, any document that Northeast Bancorp files with the SEC at the public reference facilities maintained by the SEC in Washington, D.C. and at its regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732- 0330 for further information on the public reference rooms and their copy charges. Northeast Bancorp's electronic filings with the SEC also are available to the public over the Internet at a World Wide Web Site maintained by the SEC at http://www.sec.gov. Further, Northeast Bancorp's common stock trades on the American Stock Exchange and, as a result, reports, proxy statements, and other information concerning Northeast Bancorp also can be inspected at the offices of The American Stock Exchange at 86 Trinity Place, New York, New York 10006.

     In addition, Northeast Bancorp has filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933 covering the common stock. This prospectus, which is part of the Registration Statement, does not contain all the information included in the Registration Statement. For further information with respect to Northeast Bancorp, or the securities offered in this prospectus, you should refer to the Registration Statement and its exhibits. The full Registration Statement may be obtained from the SEC as indicated above or from us.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" into this prospectus some information in documents that are filed by Northeast Bancorp with the SEC. This means we can disclose important information to you by referring to another document filed separately with the SEC. Any information that we incorporate by reference is considered part of this prospectus. We incorporate by reference in this prospectus the following documents of Northeast Bancorp listed below:

     o Annual Report on Form 10-K for the fiscal year ended June 30, 1999, filed with the SEC on September 28, 1999;

     o Quarterly Reports on Form 10-Q for the quarters ended September 30, 1999 and December 31, 1999, filed with the SEC on November 12, 1999 and February 14, 2000, respectively;

     o   Current Report on Form 8-K filed on December 6, 1999; and

     o The description of Northeast Bancorp's common stock, contained in its Registration Statement on Form 8-A declared effective on August 17, 1987 and any amendments or reports filed for the purpose of updating such description.

     We also incorporate by reference any filings that Northeast Bancorp makes with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering. Any information incorporated by reference this way will automatically be deemed to update and supercede any information previously disclosed in this prospectus or in an earlier filed document also incorporated by reference in this prospectus.

     You may request a copy of any or all filings which are incorporated by reference to this prospectus and we will provide it to you at no cost. However, we will not provide copies of exhibits to these filings unless we specifically incorporate by reference the exhibits in this prospectus. You should make your request in writing or by telephone to Richard E. Wyman, Jr., Northeast Bancorp, 158 Court Street, Auburn, Maine 04210.

================================================================================

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NORTHEAST BANCORP OR ANY OF ITS AGENTS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NORTHEAST BANCORP SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------


                                TABLE OF CONTENTS

                                                         PAGE

About this Prospectus..................................... 2
A Note About Forward-Looking Statements................... 2
Risk Factors.............................................. 4
Northeast Bancorp......................................... 7
Use of Proceeds........................................... 9
Selling Stockholders...................................... 9
Plan of Distribution..................................... 10
Legal Matters............................................ 11
Experts.................................................. 11
Where You Can Find More Information...................... 11
Documents Incorporated by Reference...................... 11

===============================================================================

                                 343,813 SHARES

                                NORTHEAST BANCORP

                                  COMMON STOCK

                                ----------------

                                   PROSPECTUS

                                ----------------







                                    ___, 2000

===============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses expected to be incurred in connection with this offering, other than underwriting discounts and commissions. All amounts, except the SEC registration fee, are estimated.

     SEC Registration Fee.....................................   $   806
     Accounting Fees and Expenses.............................   $ 2,000
     Legal Fees and Expenses..................................   $ 8,000
     Printing and Expenses....................................   $ 1,000
     Miscellaneous............................................   $   494
                                                                 -------
        Total.................................................   $12,300
                                                                 =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 719 of the Maine Business Corporation Act provides as follows:

         1. A corporation shall have power to indemnify or, if so provided in the bylaws, shall in all cases indemnify, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding; provided that no indemnification may be provided for any person with respect to any matter as to which that person shall have been finally adjudicated:

              A. Not to have acted honestly or in the reasonable belief that such person's action was not in or not opposed to the best interests of the corporation or its shareholders or, in the case of a person serving as a fiduciary of an employee benefit plan or trust, in or not opposed to the best interest of that plan or trust, or its participants or beneficiaries; or

              B. With respect to any criminal action or proceeding, to have had reasonable cause to believe that person's conduct was unlawful.

     The termination of any action, suit or proceeding by judgment, order or conviction adverse to that person, or by settlement or plea of NOLO CONTENDERE or its equivalent, shall not of itself create a presumption that a person did not act honestly or in the reasonable belief that such person's action was in or not opposed to the best interest of the corporation or its shareholders or, in the case of a person serving as a fiduciary of an employee benefit plan or trust, in or not opposed to the best interests of that plan or trust or its participants or beneficiaries and, with respect to any criminal action or proceeding, had reasonable cause to believe that person's conduct was unlawful.

         1-A. Notwithstanding any provision of subsection 1, a corporation shall not have the power to indemnify any person with respect to any claim, issue or matter asserted by or in the right of the corporation as to which that person is finally adjudicated to be liable to the corporation unless the court in which the action, suit or proceeding was brought shall determine that, in view of all the circumstances of the case, that person is fairly or reasonably entitled to indemnity for such amounts as the court shall deem reasonable.

         2. Any provision of subsection 1, 1-A or 3 to the contrary notwithstanding, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection 1 or 1-A, or in defense of any claim, issue or matter therein, that director, officer, employee or agent shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by that director, officer, employee or agent in connection therewith. The right to indemnification granted by this subsection may be enforced by a separate action against the corporation, if an order for indemnification is not entered by a court in the action, suit or proceeding wherein that director, officer, employee or agent was successful on the merits or otherwise.

         3. Any indemnification under subsection 1, unless ordered by a court or required by the bylaws, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances and in the best interest of the corporation. That determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to that action, suit or proceeding, or if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders. Such a determination once made may not be revoked and, upon the making of that determination, the director, officer, employee or agent may enforce the indemnification against the corporation by a separate action notwithstanding any attempted or actual subsequent action by the board of directors.

         4. Expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding may be authorized and paid by the corporation in advance of the final disposition of that action, suit or proceeding made in accordance with the procedure established in subsection 3 that, based solely on the facts then known to those making the determination and without further investigation, the person seeking indemnification satisfied the standard of conduct prescribed by subsection 1, or if so provided by the bylaws, these expenses shall in all cases be authorized and paid by the corporation in advance of the final disposition of that action, suit or proceeding upon receipt by the corporation of:

              A. A written undertaking by or on behalf of the officer, director, employee or agent to repay that amount if that person is finally adjudicated:

              (1) Not to have acted honestly or in the reasonable belief that such person's action was in or not opposed to the best interests of the corporation or its shareholders or, in the case of a person serving as a fiduciary of an employee benefit plan or trust, in or not opposed to the best interests of such plan or trust or its participants or beneficiaries;

              (2) With respect to any criminal action or proceeding, to have had reasonable cause to believe that the person's conduct was unlawful; or

              (3) With respect to any claim, issue or matter asserted in any action, suit or proceeding brought by or in the right of the corporation, to be liable to the corporation, unless the court in which that action, suit or proceeding was brought permits indemnification in accordance with subsection 2; and

              B. A written affirmation by the officer, director, employee or agent that the person has met the standard of conduct necessary for indemnification by the corporation as authorized in this section.

     The undertaking required under paragraph A shall be an unlimited general obligation of the person seeking the advance, but need not be secured and may be accepted without reference to financial ability to make the repayment.

         5. The indemnification and entitlement to advances of expenses provided by this section shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in that person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, agent, trustee, partner or fiduciary and shall inure to the benefit of the heirs, executors and administrators of such a person. A right to indemnification required by the bylaws may be enforced by a separate action against the corporation, if an order for indemnification has not been entered by a court in any action, suit or proceeding in respect to which indemnification is sought.

         6. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise against any liability asserted against that person and incurred by that person in any such capacity, or arising out of that person's status as such, whether or not the corporation would have the power to indemnify that person against such liability under this section.

         7. For purposes of this section, references to the "corporation" shall include, in addition to the surviving corporation or new corporation, any participating corporation in a consolidation or merger.

     Northeast Bancorp's Bylaws provide for the indemnification of directors and officers. The general effect of the Bylaw provisions is to indemnify any director or officer against any liability arising from any action or suit to the full extent permitted by Maine law as referenced above. Advances against expenses may be made under the Bylaws and any other indemnification agreement that may be entered into by Northeast Bancorp and the indemnity coverage provided thereunder may include liabilities under the federal securities laws as well as in other contexts. Reference is made to Article X of Northeast Bancorp's Bylaws filed as Exhibit 3.2 hereto.

     Northeast Bancorp has purchased and maintains insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against any such person and incurred by such person in any such capacity, subject to certain exclusions.

ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER     DESCRIPTION OF EXHIBIT

4.1   --   See the Articles of Incorporation of Northeast Bancorp, as amended
           November 10, 1998, incorporated by reference to Exhibit 3.1 of Northeast Bancorp's Form 10-QSB for the fiscal quarter ended December 31, 1998 previously filed with the Commission and the Bylaws of Northeast Bancorp, incorporated herein by reference to Exhibit 3.2 to Amendment No. 1 to Northeast Bancorp's Registration Statement on Form S-4 (Registration No. 333-31797) previously filed with the Commission defining the rights of holders of Northeast Bancorp common stock.

5.1   --   Opinion of Carlton, Fields, Ward, Emmanuel, Smith & Cutler, P.A.,
           Re: Validity of Securities.*

23.1   --  Consent of Baker Newman & Noyes Limited Liability Company.*

23.2   --  Consent of Carlton, Fields, Ward, Emmanuel, Smith & Cutler, P.A.
           (included in Exhibit 5.1).*

24.1   --  Power of Attorney (contained in Signature section of this
           Registration Statement).*

-----------------------
* Exhibit filed herewith.

ITEM 17.  UNDERTAKINGS.

A.  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or nay material changes to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A) (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for the purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing a Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn, State of Maine, on the 23rd day of February, 2000.

                                            NORTHEAST BANCORP

                                            By: /s/ JAMES D. DELAMATER
                                               --------------------------------
                                                    James D. Delamater
                                                    PRESIDENT AND CHIEF
                                                      EXECUTIVE OFFICER

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints John W. Trinward, D.M.D., and James D. Delamater and each or any one of them, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date(s) indicated.

          SIGNATURE                               TITLE                         DATE
                                          Director
------------------------------------
        John B. Bouchard

/s/ A. WILLIAM CANNAN                     Director and Executive            February 23, 2000
------------------------------------
        A. William Cannan                 Vice President

/s/ JAMES D. DELAMATER                    Director, President and Chief     February 23, 2000
------------------------------------
        James D. Delamater                Executive Officer (Principal
                                          Executive Officer

                                          Director
------------------------------------
        Ronald J. Goguen

/s/ JUDITH W. HAYES                       Director                          February 23, 2000
------------------------------------
        Judith W. Hayes

/s/ PHILIP C. JACKSON                     Director and Vice President       February 23, 2000
------------------------------------
        Philip C. Jackson


/s/ RONALD C. KENDALL                     Director                          February 23, 2000
------------------------------------
        Ronald C. Kendall

/s/ JOHN ROSMARIN                         Director                          February 23, 2000
------------------------------------
        John Rosmarin

/s/ JOHN SCHIAVI                          Director                          February 23, 2000
------------------------------------
        John Schiavi

/s/ JOHN W. TRINWARD                      Director and Chairman of          February 23, 2000
------------------------------------
        John W. Trinward                  the Board

/s/ STEPHEN W. WIGHT                      Director                          February 23, 2000
------------------------------------
        Stephen W. Wight

/s/ DENNIS A. WILSON                      Director                          February 23, 2000
------------------------------------
        Dennis A. Wilson

/s/ RICHARD E. WYMAN, JR.                 Chief Financial Officer           February 23, 2000
------------------------------------      (Principal Financial and
        Richard E. Wyman, Jr.              Accounting Officer)


                                INDEX TO EXHIBITS

EXHIBIT
NUMBER     DESCRIPTION OF EXHIBIT

4.1   --   See the Articles of Incorporation of Northeast Bancorp, as amended
           November 10, 1998, incorporated by reference to Exhibit 3.1 of Northeast Bancorp's Form 10-QSB for the fiscal quarter ended December 31, 1998 previously filed with the Commission and the Bylaws of Northeast Bancorp, incorporated herein by reference to Exhibit 3.2 to Amendment No. 1 to Northeast Bancorp's Registration Statement on Form S-4 (Registration No. 333-31797) previously filed with the Commission defining the rights of holders of Northeast Bancorp common stock.*

5.1   --   Opinion of Carlton, Fields, Ward, Emmanuel, Smith & Cutler, P.A.,
           Re: Validity of Securities.*

23.1   --  Consent of Baker Newman & Noyes Limited Liability Company*

23.2   --  Consent of Carlton, Fields, Ward, Emmanuel, Smith & Cutler, P.A.
           (included in Exhibit 5.1).*

24.1   --  Power of Attorney (contained in Signature section of this
           Registration Statement).*

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* Exhibit filed herewith.